FORM  3

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
_______________________________________________________________________________
1.  Name  and  Address  of  Reporting  Person

Traas      Kevin
____________________________________________________
(Last)     (First)     (Middle)

5685 Thornhill Street
____________________________________________________
(Street)

Chilliwack, British Columbia   V2R 3Y7   Canada
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(City)         (State)          (Zip)

_______________________________________________________________________________
2.  Date  of  Event  Requiring  Statement

12/29/2000
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(Month/Day/Year)
_______________________________________________________________________________
3.  I.R.S.  or Social Security Number of Reporting Person(Voluntary)

_______________________________________________________________________________
4.  Issuer  Name  and  Ticker  or  Trading  Symbol

Merilus, Inc.   ("MERH")     (F.K.A. Golden Soil, Inc.("GDSI"))
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5.  Relationship  of  Reporting  Person(s)  to  Issuer  (Check  all  applicable)

(X)  Director
(X)  10%  Owner
(X)  Officer  (give  title  below)
( )  Other  (specify  title  below)


 Secretary
____________________________________________________
_______________________________________________________________________________
6.  If  Amendment,  Date  of  Original


____________________________________________________
(Month/Day/Year)
_______________________________________________________________________________
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         TABLE  I  -  NON-DERIVATIVE  SECURITIES  BENEFICIALLY  OWNED


1.Title  of  Security      2.  Amount  of       3.   Ownership             4.  Nature  of Indirect
  (Instr.  4)                  Securities           Form:  Direct              Beneficial Ownership
                           Beneficially Owned      (D) or Indirect                  (Instr.5)
                               (Instr.  4)         (I)  (Instr.  5)


Not Applicable




===============================================================================

          TABLE  II  -  DERIVATIVE  SECURITIES  BENEFICIALLY  OWNED
      (E.G.,  PUTS,  CALLS,  WARRANTS,  OPTIONS,  CONVERTIBLE  SECURITIES)

1. Title of Derivative    2.  Date Exercisable   3. Title and Amount of     4.  Conversion   5.  Ownership       6.  Nature of
   Security (Instr. 4)        and Expiration        Securities Underlying       of Exercise      Form of             Indirect
                                   Date             Derivative Security         Price of         Derivative          Beneficial
                             (Month/Date/Year)         (Instr. 4)               Derivative       Security:           Ownership
                           Date          Expir-                   Amount or     Security         Direct (D)          (Instr. 5)
                           Exer-         ation      Title         Number of                      or Indirect
                           cisable       Date                     Shares                         (I) (Instr. 5)


Exchangeable Shares        12/29/00      12/29/10    Common Stock     721,050                        D
                                                     (Restricted)

Exchangeable Shares        12/29/00      12/29/00    Common Stock     721,050                        I          Held by Spouse
                                                     (Restricted)

Exchangeable Shares        12/29/00      12/29/00    Common Stock     103,950                        I          Held by Family Trust
                                                     (Restricted)

Exchangeable Shares        12/29/00      12/29/00    Common Stock     103,950                        I          Held by Family Trust
                                                     (Restricted)

===============================================================================
EXPLANATION  OF  RESPONSES:

Exchangeable shares from Merilus Technoligies, Inc. for shares in Merilus, Inc.




                 /s/ Kevin Traas                               January 5, 2001
                 -------------------------------------------  ------------------
                 **Signature  of  Reporting  Person            Date
_______________________________________________________________________________
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.